April 4, 2025

Arijit Sen
Group Chief Financial Officer
WNS (Holdings) Limited
515 Madison Avenue, 8th Floor
New York, NY 10022

        Re: WNS (Holdings) Limited
            Form 20-F for Fiscal Year Ended March 31, 2024
            File No. 001-32945
Dear Arijit Sen:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services